Exhibit (a)(1)(v)

Notice of Withdrawal of Tender
Regarding Shares in Vista Credit Strategic Lending Corp.
Tendered Pursuant to the Offer to Purchase
Dated March 24, 2026

The Offer and withdrawal rights will expire on April 21, 2026 and this Notice of Withdrawal must be received by
the Company’s Transfer Agent or Custodian by 11:59 p.m.,
Eastern Time, on April 21, 2026, unless the Offer is extended.

Complete this Notice of Withdrawal and follow the transmittal instructions included herein

PLEASE SEND COMPLETED FORMS TO YOUR FINANCIAL REPRESENTATIVE.

You are responsible for confirming that this Notice is received timely. If you fail to confirm receipt of this Notice, there can be no assurance that your withdrawal will be honored by the Company.

Please withdraw the tender previously submitted by the undersigned in a Letter of Transmittal.

Company Name:
Account #:
Account Name/Registration:
Social Security Number:
Email Address:

The undersigned represents that the undersigned is the beneficial owner of the shares in the Company to which this withdrawal request relates, or that the person signing this request is an authorized representative of the withdrawing stockholder.

In the case of joint accounts, each joint holder must sign this withdrawal request. Requests on behalf of a foundation, partnership or any other entity should be accompanied by evidence of the authority of the person(s) signing.

Signature	Print Name of Authorized Signatory (and Title if applicable)	Date

Signature	Print Name of Authorized Signatory (and Title if applicable)	Date